Exhibit 2



                                VOTING AGREEMENT

            This VOTING AGREEMENT (the "Agreement"), dated as of July 28, 2005, is made by and among William C. Stone (the "Principal Stockholder"), SS&C Technologies, Inc., a Delaware corporation (the "Company"), Sunshine Acquisition Corporation, a Delaware corporation ("Parent"), and Sunshine Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Co"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

            WHEREAS, the Company, Parent and Merger Co are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended or supplemented from time to time in accordance with the terms thereof, the "Merger Agreement"), providing for the merger of Merger Co with and into the Company with the Company as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

            WHEREAS, as of the date hereof, the Principal Stockholder beneficially owns 5,872,020 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"); and

            WHEREAS, as a condition to the willingness of Parent and Merger Co to enter into the Merger Agreement, each of Parent and Merger Co has required that the Principal Stockholder agree, and in order to induce Parent and Merger Co to enter into the Merger Agreement, the Principal Stockholder has agreed, to enter into this Agreement with respect to (a) all the shares of Common Stock now beneficially owned by, and all the shares of Common Stock or other voting securities of the Company which may hereafter be acquired by, or on behalf of, or issued to the Principal Stockholder (collectively, the "Shares"), and (b) certain other matters as set forth herein.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE I.
                                VOTING AGREEMENT
                                ----------------

            Section 1.1 Voting Agreement. The Principal Stockholder hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought, the Principal Stockholder shall (a) when a meeting is held, appear at such meeting or otherwise cause all Vote Eligible Shares to be counted as present thereat for the purpose of establishing a quorum and (b) vote (or cause to be voted) all Vote Eligible Shares: (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement if a vote, consent or other approval (including by written consent) with respect to any of the foregoing is sought and (ii) against any (x) merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal or (y) amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner reasonably be expected to impede, delay, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or result in a breach in any material respect of any representation, warranty, covenant or agreement of the Company under the Merger Agreement or change in any manner the voting rights of any class of the Common Stock. "Vote Eligible Shares" means all Shares held of record by the Principal Stockholder and all other Shares which the Principal Stockholder has the power to vote at any meeting of the stockholders of the Company or in connection with any written consent of Stockholders.

            Section 1.2 Acknowledgment. The Principal Stockholder hereby acknowledges receipt and review of a copy of the Merger Agreement.


                                   ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES
                          OF THE PRINCIPAL STOCKHOLDER
                         ------------------------------

            The Principal Stockholder hereby represents and warrants to Parent as follows:

            Section 2.1 Authority Relative To This Agreement. The Principal Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions to be consummated by him as contemplated hereby. This Agreement has been duly and validly executed and delivered by the Principal Stockholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

            Section 2.2 No Conflict.

            (a) The execution and delivery of this Agreement by the Principal Stockholder do not, and the performance of his obligations under this Agreement and the consummation of the transactions to be consummated by him as contemplated hereby shall not, (i) conflict with or violate any Law applicable to the Principal Stockholder or by which the Shares are bound or affected or
(ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on, any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Principal Stockholder is a party or by which the Principal Stockholder or the Shares are bound or affected.


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

            (b) The execution and delivery of this Agreement by the Principal Stockholder do not, and the performance of his obligations under this Agreement shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Principal Stockholder of his obligations under this Agreement.

            Section 2.3 Ownership Of Shares. As of the date hereof, the Principal Stockholder is the record and beneficial owner of the Shares set forth opposite the Principal Stockholder's name on Schedule A hereto, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Shares (collectively, "Liens"). There are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any Shares and the Principal Stockholder has the sole authority to direct the voting of the Shares in accordance with the provisions of this Agreement and the sole power of disposition with respect to the Shares, with no restrictions, subject to applicable federal securities laws on his rights of disposition pertaining thereto (other than Liens or restrictions created by this Agreement and the Contribution and Subscription Agreement, dated as of July 28, 2005, by and among the Principal Stockholder and Parent (the "Contribution Agreement")). As of the date hereof, the Principal Stockholder does not own beneficially or of record any equity securities of the Company other than the Shares set forth opposite the Principal Stockholder's name on Schedule A hereto. The Principal Stockholder has not appointed or granted any proxy which is still in effect with respect to any Shares.

            Section 2.4 No Finder's Fee. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Principal Stockholder.

            Section 2.5 Reliance By Parent and Merger Co. The Principal Stockholder understands and acknowledges that Parent and Merger Co are entering into the Merger Agreement in reliance upon the Principal Stockholder's execution and delivery of this Agreement. The Principal Stockholder is an "accredited investor" (as defined under the Securities Act of 1933, as amended) and a sophisticated investor, is capable of evaluating the merits and risks of his investments and has the capacity to protect his own interests.


                                  ARTICLE III.
                     COVENANTS OF THE PRINCIPAL STOCKHOLDER
                     --------------------------------------

            Section 3.1 No Inconsistent Agreement. The Principal Stockholder hereby covenants and agrees that the Principal Stockholder (a) has not entered into and shall not enter into any agreement that would restrict, limit or interfere with the performance of the Principal Stockholder's obligations hereunder or under the Contribution Agreement and (b) shall not knowingly take any action that would reasonably be expected to make any of his representations


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

or warranties contained herein or in the Contribution Agreement untrue or incorrect or have the effect of preventing or disabling him from performing his obligations under this Agreement or the Contribution Agreement.

            Section 3.2 No Transfer. Other than pursuant to the terms of this Agreement, the Merger Agreement or the Contribution Agreement, without the prior written consent of Parent or as otherwise provided in this Agreement, during the term of this Agreement, the Principal Stockholder hereby agrees to not, directly or indirectly, (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (b) sell, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of Law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including by merger, consolidation or otherwise by operation of Law), any Shares. The Principal Stockholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any Shares acquired by the Principal Stockholder, if any, after the date hereof.

            Section 3.3 No Solicitation. (a) The Principal Stockholder hereby acknowledges that he is aware of the covenants of the Company contained in
Section 6.04 of the Merger Agreement and hereby agrees that he shall, and shall cause his representatives to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to such parties or their representatives. The Principal Stockholder hereby further agrees that he shall not, nor shall he permit any of his representatives to, directly or indirectly, (i) solicit, initiate, facilitate or knowingly encourage (including by way of furnishing non-public information or providing access to the Company's or the Principal Stockholder's properties, books, records or personnel, as applicable) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or (ii) have any discussions or participate in any negotiations regarding an Acquisition Proposal, or otherwise facilitate any efforts or attempt to implement an Acquisition Proposal or execute or enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal, except, in each case, to the extent that the Company is permitted to engage in such solicitation, initiation, facilitation, discussion or negotiation pursuant to Section 6.04 of the Merger Agreement; provided, that, to the extent that the Company informs the Principal Stockholder that the Board of Directors of the Company has determined that the Company is entitled to engage in any such solicitation, initiation, facilitation, discussion or negotiation pursuant to Section 6.04 of the Merger Agreement, the Principal Stockholder may conclusively rely on such determination and shall not be held liable for breach under this Agreement if such determination is later determined to be incorrect or inconsistent with the terms of this Agreement. The Principal Stockholder shall promptly advise Parent orally and in writing of the receipt by the Principal Stockholder or any of his representatives of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal (in each case within 24 hours of receipt thereof), specifying the material terms and conditions thereof and the identity of the party making such Acquisition Proposal or inquiry, and shall provide to Parent (within such 24 hour time frame), a copy of all written materials provided to or by the Principal Stockholder in connection with such Acquisition Proposal or inquiry. The Principal Stockholder shall keep Parent fully informed on a current basis of the status of any


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

such Acquisition Proposal or inquiry and shall promptly notify Parent (as promptly as practicable and in any event within 24 hours) orally and in writing of any modifications to the financial or other material terms of such Acquisition Proposal or inquiry and shall provide to Parent, within such 24 hour timeframe, a copy of all written materials subsequently provided to or by the Principal Stockholder in connection with any such Acquisition Proposal or inquiry.

            (b) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit the Principal Stockholder from fulfilling his obligations as the chief executive officer and as a director of the Company with respect to taking, as a representative of the Company, any action which is expressly permitted to be taken by the Company pursuant to Section 6.04 of the Merger Agreement or from entering into negotiations and discussions regarding the Shares with respect to any Acquisition Proposal at any time that the Company is permitted to engage in negotiations or discussions with respect thereto under such Section 6.04.

            Section 3.4 Waiver Of Appraisal Rights. The Principal Stockholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that the Principal Stockholder may directly or indirectly have by virtue of the ownership of any Shares.


                                   ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

            The Company hereby represents and warrants to the Principal Stockholder and Parent that the Company has all necessary power and authority to execute and deliver this Agreement and this Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Assuming the accuracy of Parent's representations and warranties in Section 4.10 of the Merger Agreement, the Board of Directors of the Company has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the General Corporation Law of the State of Delaware will not apply to this Agreement or the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the terms hereof will not, conflict with, or result in any violation or default of (with or without notice or lapse of time or both), any provision of, the certificate of incorporation or by-laws of the Company, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, or Law applicable to the Company or to the Company's property or assets.


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

                                   ARTICLE V.
                                  MISCELLANEOUS
                                  -------------

            Section 5.1 Termination. This Agreement and all of its provisions shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by Parent to the Principal Stockholder (such date of termination, the "Termination Date"). Nothing in this Section 5.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

            Section 5.2 Amendment Of Merger Agreement. The obligations of the Principal Stockholder under this Agreement shall terminate if the Merger Agreement is amended or otherwise modified after the date hereof without the prior written consent of the Principal Stockholder in a manner that reduces or changes the form of Merger Consideration or adversely affects the rights of the Principal Stockholder.

            Section 5.3 Fees And Expenses. Except as otherwise provided herein or as set forth in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

            Section 5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4):

                   if to Parent or Merger Co:

                   Sunshine Acquisition Corp.
                    c/o The Carlyle Group
                   101 South Tryon Street, 25th Floor
                   Charlotte, NC 28280
                   Attention:  Claudius E. Watts IV
                   Facsimile: (704) 632-0299

                   with a copy to:

                   Latham & Watkins LLP
                   555 Eleventh Street, N.W.
                   Tenth Floor
                   Washington, D.C. 20004
                   Attention:  Daniel T. Lennon
                   Facsimile: (202) 637-2201


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

                   if to the Company:

                   SS&C Technologies, Inc.
                   80 Lamberton Road
                   Windsor, CT 06095
                   Attention:  Stephen V.R. Whitman
                   Facsimile: (860) 298-4969

                   with a copy to each of:

                   Wilmer Cutler Pickering Hale and Dorr LLP
                   60 State Street
                   Boston, MA  02109
                   Attention:  John A. Burgess
                   Facsimile: (617) 526-5000

                   and

                   Morris, Nichols, Arsht & Tunnell
                   1201 North Market Street
                   P.O. Box 2037
                   Wilmington, DE  19899
                   Attention: Frederick H. Alexander
                   Facsimile: (302) 658-3989

                   if to the Principal Stockholder

                   William C. Stone
                   12 Deer Ridge Rd.
                   Avon, CT 06001
                   Facsimile: (860) 677-8837

                   with a copy to:

                   Cadwalader, Wickersham & Taft LLP
                   One World Financial Center
                   New York, NY  10281
                   Attention: Louis J. Bevilacqua
                   Facsimile: (212) 504-6666

            Section 5.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as


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

possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

            Section 5.6 Entire Agreement; Assignment. This Agreement, the Merger Agreement and the Contribution Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent or Merger Co may assign all or any of their rights and obligations hereunder to an Affiliate, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

            Section 5.7 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the respective Boards of Directors of the parties (in the case of the Company, Parent and Merger Co) and the Principal Stockholder at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

            Section 5.8 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

            Section 5.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            Section 5.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law principles therein).

            Section 5.11 Specific Performance; Submission To Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or any of the transactions


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

contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 5.4. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

            Section 5.12 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this
Section 5.12.

            Section 5.13 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 5.14 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            Section 5.15 Further Assurances.

            From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

                            [SIGNATURE PAGE FOLLOWS]


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

            IN WITNESS WHEREOF, the Principal Stockholder, the Company, Parent and Merger Co have caused this Agreement to be duly executed on the date hereof.

                                    Sunshine Acquisition Corporation


                                    By:   /s/ Claudius E. Watts IV
                                       ---------------------------------------
                                       Name:  Claudius E. Watts IV
                                       Title: President



                                    Sunshine Merger Corporation


                                    By:   /s/ Claudius E. Watts IV
                                       ---------------------------------------
                                       Name:  Claudius E. Watts IV
                                       Title: President



                                    SS&C TECHNOLOGIES, INC.


                                    By:  /s/ Patrick J. Pedonti
                                       ---------------------------------------
                                       Name:  Patrick J. Pedonti
                                       Title: Senior Vice President
                                              and Chief Financial Officer


                                    By:  /s/ William C. Stone
                                       ---------------------------------------
                                       William C. Stone


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